UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                            -------------------------


                                 PXRE Group Ltd.
                                (Name of Issuer)


                     Common Stock, par value $1.00 per share
                         (Title of Class of Securities)


                                    G73018106
                                 (CUSIP Number)


                                November 20, 2001
             (Date of Event Which Requires Filing of the Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               page 1 of 7 pages

                                  SCHEDULE 13G

CUSIP No. G73018106

1)            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON    98-0189774
              Select Reinsurance, Ltd.
--------------------------------------------------------------------------------
2)            CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP   (a) |_|  (b) |X|
--------------------------------------------------------------------------------
3)            SEC USE ONLY
--------------------------------------------------------------------------------
4)            CITIZENSHIP OR PLACE OF ORGANIZATION
              Bermuda
--------------------------------------------------------------------------------
              NUMBER                    5)             SOLE VOTING POWER
              OF                                       1,112,200(1)
              SHARES
              BENEFICIALLY              6)             SHARED VOTING POWER
              OWNED BY                                 None
              EACH
              REPORTING                 7)             SOLE DISPOSITIVE POWER
              PERSON                                   1,112,200(1)
              WITH
                                        8)             SHARED DISPOSITIVE POWER
                                                       None


--------------------------------------------------------------------------------
9)            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,112,200(1)
--------------------------------------------------------------------------------
10)           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES                                            []
--------------------------------------------------------------------------------
11)           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              9.32%
--------------------------------------------------------------------------------
12)           TYPE OF REPORTING PERSON
              CO

(1) Voting and dispositive power is exercised through its sole investment advisor Mariner Investment Group, Inc. and accordingly may be deemed to share voting and dispositive power.

                               Page 2 of 7 pages

                                  SCHEDULE 13G

CUSIP No. G73018106

1)            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON    98-0189774
              Select Reinsurance, Ltd.
--------------------------------------------------------------------------------
2)            CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP   (a) |_|  (b) |X|
--------------------------------------------------------------------------------
3)            SEC USE ONLY
--------------------------------------------------------------------------------
4)            CITIZENSHIP OR PLACE OF ORGANIZATION
              Bermuda
--------------------------------------------------------------------------------
              NUMBER                    5)             SOLE VOTING POWER
              OF                                       1,112,200(2)
              SHARES
              BENEFICIALLY              6)             SHARED VOTING POWER
              OWNED BY                                 None
              EACH
              REPORTING                 7)             SOLE DISPOSITIVE POWER
              PERSON                                   1,112,200(2)
              WITH
                                        8)             SHARED DISPOSITIVE POWER
                                                       None


--------------------------------------------------------------------------------
9)            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,112,200(2)
--------------------------------------------------------------------------------
10)           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES                                             []
--------------------------------------------------------------------------------
11)           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              9.32%
--------------------------------------------------------------------------------
12)           TYPE OF REPORTING PERSON
              CO


(2) Voting and dispositive power is exercised solely in its capacity investment advisor of Select Reinsurance, Ltd. Accordingly, Mariner Investment Group, Inc. may be deemed to share voting and dispositive power. Mr William Michaelcheck is 100% shareholder of Mariner Investment Group, Inc. and Chairman of the Board of Select Reinsurance, Ltd.

                               Page 3 of 7 pages

     Select Reinsurance Ltd. hereby restates, pursuant to Rule 13d-1(h), its beneficial ownership of the subject shares of common stock, $1.00 par value per share ("Common Stock") of PXRE Group Ltd. (the "Company"), contemporaneously reported on Schedule 13D filed with the Securities and Exchange Commission on November 26, 2001, as Select Reinsurance Ltd. no longer holds the subject shares of Common Stock with a purpose or effect of changing or influencing control of the Company, or in connection with or as a participant in any transaction having that purpose or effect.

Item 1.

(a) Name of Issuer:

PXRE Group Ltd.

(b) Address of Issuer's Principal Executive Offices:

PXRE Group Ltd.
99 Front Street
Hamilton HM 12, Bermuda

Mailing Address:
Suite 231
12 Church Street
Hamilton HM 12, Bermuda



Item 2.

(a) Name of Person Filing:

This statement is filed on behalf of Select Reinsurance, Ltd. and Mariner Investment Group Inc.

(b) Address of Principal Business Office or, if None, Residence:

                      Select Reinsurance, Ltd.
                      Victoria Hall
                      11 Victoria Street, 3rd Floor
                      Hamilton, HM 11 Bermuda


                      Mariner Investment Group, Inc.
                      780 3rd Avenue, 16th Floor
                      New York, NY  10017

(c) Citizen:

Select Reinsurance, Ltd. is a citizen of Bermuda and Mariner Investment Group, Inc. is a citizen of New York.

(d) Title of Class of Securities:

Common Stock, $1.00 par value

(e) CUSIP Number:  G73018106

                               Page 4 of 7 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a) |_| Broker or Dealer registered under Section 15 of the Exchange Act.

       (b) |_| Bank as defined in section 3(a)(6) of the Exchange Act.

       (c) |_| Insurance Company as defined in section 3(a)(19) of the Exchange Act.

       (d) |_| Investment Company registered under section 8 of the Investment Company Act.

       (e) |_| An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);

       (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

       (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|


Item 4.  Ownership:

For information concerning the ownership of Common Stock of the Company by the Reporting Persons, see Items 5 through 9 and 11 of the cover pages to this schedule 13G and footnotes thereto.

Item 5.  Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company:

Not applicable.

Item 8.  Identification and Classification of Member of the Group:

Not applicable.

                               Page 5 of 7 pages

Item 9.  Notice of Dissolution of Group:

Not applicable.

Item 10.  Certification:

By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 6 of 7 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          SELECT REINSURANCE, LTD.

                                          By: /s/  Robert P. Myron
                                              --------------------------------
                                          Name:  Robert P. Myron
                                          Title: Vice President


                                          Dated: November 26, 2001
                                          Hamilton, Bermuda


                                          MARINER INVESTMENT GROUP, INC.


                                          By: /s/ William Michaelcheck
                                               ---------------------------------
                                          Name:  William Michaelcheck
                                          Title: Chairman



                                          Dated: November 26, 2001
                                          New York, NY



                               Page 7 of 7 pages